UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2012 (September 5, 2012)

Webxu, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-53095	26-0460511
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3435 Ocean Park Blvd., Suite 107-282

Santa Monica, CA 90405

(Address of Principal Executive Offices)

(310) 807-1765

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

We signed an employment offer and agreement letter (the “Employment Agreement) effective as of October 1, 2012 (the “Effective Date”), in connection with the appointment of Mr. Keith Schaefer as our President and Chief Executive Officer. The Employment Agreement is for a 3-year term.

Mr. Schaefer’s annual base salary is $300,000 (“Base Salary”).  He will be eligible for a bonus of up to 100% of his base salary beginning with the 2013 fiscal year, as follows:

a.	50% of Base Salary if our share price increases more than 150% year over year commencing on the Effective Date.

b.	50% of Base Salary if our Earnings Before Interest Taxes, Depreciation and Amortization increases more than 30% year over year, commencing on the Effective Date.

Mr. Schaefer will receive a grant of options to purchase on, the expiration of each calendar month of the Employment Agreement, at a strike price of Twenty Five Cent ($0.25) per share Eighty-three Thousand Three Hundred Thirty-three and One-Third Shares (83,333.33) of our Common Stock (the “Stock Option”). Over the life of the Employment Agreement, the Stock Options shall accumulate month-to-month and are fully vested and exercisable in accordance with the Company’s duly adopted stock option program.

The Employment Agreement can be terminated by either party for any or no reason.  If either party terminates for any reason other than cause or if Mr. Schaefer terminates for good reason, and if in either case Mr. Schaefer signs a waiver and release of claims against us, then he will receive his base salary for the 6 months immediately following termination of the Employment Agreement, as well as his pro-rated bonus.

A copy of the Employment Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective September 5, 2012, Mr. John Ellis resigned as our Chief Operating Officer.

(c) On October 5, 2012, our Board of Directors appointed Mr. Schaefer as Chief Executive Officer for a 3-year term, which began on October 1, 2012.

Mr. Schaefer, age 62, served in the U.S. Navy (1971-1974) and has been a senior member of management for the past 22 years including from 2011 to 2012 at Moonshado, Inc. as President, CEO and Director; from 2004 to 2011 at BPL Global, Ltd as Founder, President and CEO; from 2002 to 2004 at Constellation Partners as Executive Partner; from 2000 to 2002 at Liquid Thinking, Inc. as Founder, President and CEO; from 1997 to 2000 at US Web/CKS as Executive Partner and Member of the Executive Committee; from 1995 to 1997 at Cybernautics, Inc. as Co-founder, President and CEO; from 1994 to 1995 at Viacom, Inc. as Executive-Vice President; from 1993 to 1994 at Paramount Technology Group as Founder, President and CEO; from 1991 to 1992 at Computer Curriculum Corporation, a division of Paramount Communications, Inc. as Chairman and CEO; during 1991 at Worlds of Wonder as President and CEO; from 1985 to 1991 at NEC Technologies, Inc. as Senior Vice-President and General Manager; from 1980 to 1984 at Atari, Inc. as Executive Vice-President.

In connection with the appointment, we entered into the Employment Agreement described in Item 1.01, above.  A copy of the Employment Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The description of the Employment Agreement in Item 1.01 is also incorporated by reference herein, and the description does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

(d) On October 5, 2012, our Board of Directors appointed Mr. Matt Hill, age 38, as Executive Chairman of the Board of Directors effective October 1, 2012. Mr. Hill previously served as our Chief Executive Officer and has been a member of our Board of Directors since July 27, 2011.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exh. No.	Description

10.1	Employment Agreement between the registrant and Keith Schaeffer, dated and accepted October 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webxu, Inc.

Date: October 29, 2012	By:	/s/ Matt Hill
Matt Hill Chief Executive Officer